Exhibit 99.1

Avid Appoints Paula Boggs to its Board of Directors

Burlington, MA, July 30, 2015 - Avid® (Nasdaq: AVID), a leading provider of digital media technologies for media organizations and independent professionals, announced today the appointment of Paula E. Boggs to its board of directors. Boggs’ many years of corporate leadership experience, combined with her background as a musician experienced with Avid products, will provide a unique perspective as the company continues to deliver on Avid EverywhereTM.
Boggs has held a variety of professional and community leadership roles for over 25 years. A former member of the executive team at Starbucks Coffee Company, she led the global law department of Starbucks for ten years. Before joining Starbucks, Boggs was vice president of legal for products, operations and information technology, and senior deputy general counsel at Dell Computer Corporation. She was previously a partner with the law firm of Preston Gates & Ellis.

Since 2013, Boggs has been a member of the President's Committee for the Arts and the Humanities, and was previously a member of the White House Council for Community Solutions. She is a voting member of the National Academy of Recording Arts and Sciences, and a songwriter and lead vocalist for the Paula Boggs Band. She has also served as an officer in the U.S. Army.

“Avid welcomes Paula as our newest board member and appreciates her willingness to serve,” said Avid Chairman, President, and CEO Louis Hernandez, Jr. “Paula’s extensive corporate leadership experience, combined with her artistic and musical background, will give the company a unique perspective and help guide us during our ongoing transformation as we continue to deliver on Avid Everywhere.”

About Avid
Through Avid Everywhere™, Avid delivers the industry's most open, innovative and comprehensive media platform connecting content creation with collaboration, asset protection, distribution and consumption. Media organizations and creative professionals use Avid solutions to create the most listened to, most watched and most loved media in the world-from the most prestigious and award-winning feature films, to the most popular television shows, news programs and televised sporting events, as well as a majority of today’s most celebrated music recordings and live concerts. Industry leading solutions include Pro Tools®, Media Composer®, ISIS®, Interplay®, ProSet and RealSet, Maestro, PlayMaker, and Sibelius®. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2015 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Media Composer, Pro Tools, Interplay, ISIS, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. All other trademarks are the property of their respective owners.

Media Contact	Investor Contact
Sara Griggs	Jonathan Huang
Avid	Avid
310.821.0801	978.640.5126
sara.griggs@avid.com	jonathan.huang@avid.com